EXHIBIT 4.3


                INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS' CONSENT

         We have issued our report dated May 22, 1998 on the statements of condition and related bond portfolios of Insured Municipals Income Trust and Investors' Quality Tax-Exempt Trust, Multi-Series 301 (IM-IT, Michigan IM-IT, Florida IM-IT and North Carolina Quality Trusts) as of May 22, 1998 contained in the Registration Statement on Form S-6 and in the Prospectus. We consent to the use of our report in the Registration Statement and in the Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Certified Public Accountants" in Prospectus Part II.




                                         GRANT THORNTON LLP

Chicago, Illinois
May 22, 1998